August 21, 1995



IMMUCOR, INC.
3130 Gateway Drive
P.O. Box 5625
Norcross, GA 30091


Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1993 of 1,000,000 shares of Common Stock, $.10 par value per share (the "Shares"), which may be offered for sale pursuant to the Company's 1995 Stock Option Plan (the "Option Plan"). We have also examined the Option Plan and the proceedings taken by you in connection with the sale and issuance of the Shares under the Option Plan.

It is our opinion that the Shares, when issued and sold in the manner referred to the Option Plan, will be validly issued, fully paid and nonassessable.

This opinion is being furnished to you solely in connection with the issuance of the Shares, and is not to be relied upon by any other person. The opinions expressed herein are rendered and speak only as the date hereof, and we specifically disclaim any undertaking to update such opinion or to advise you of subsequent developments effecting the same that hereafter may come to our attention.

We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration
Statement.

                         NELSON MULLINS RILEY & SCARBOROUGH, L.L.P.

                         By:  /s/ Philip H. Moise
                              Philip H. Moise